As filed with the Securities and Exchange Commission on August 8, 2006

Registration No. 333-133950

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNERWORKINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2790	36-4469346
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

600 West Chicago Avenue

Suite 850

Chicago, Illinois 60610

Phone: (312) 642-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven E. Zuccarini

Chief Executive Officer

InnerWorkings, Inc.

600 West Chicago Avenue

Suite 850

Chicago, Illinois 60610

Phone: (312) 642-3700

Fax: (312) 642-3704

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Gavin, Esq. Richard E. Ginsberg, Esq. Matthew F. Bergmann, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 Phone: (312) 558-5600 Fax: (312) 558-5700	James J. Junewicz, Esq. Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606 Phone: (312) 782-0600 Fax: (312) 706-8157

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Common Stock, $0.0001 par value	12,178,500 shares	$9.00	$109,606,500	$11,727.90

(1)	Includes 1,588,500 shares that may be sold if the over-allotment option granted to the underwriters is exercised in full.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Includes $10,700 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date, until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This pre-effective amendment is being filed solely for the purpose of amending “Part II—Information Not Required In Prospectus.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with this offering.

Securities and Exchange Commission Registration Fee	$11,728
NASD Filing Fee	$10,500
Nasdaq National Market Listing Fee	$125,000
Accounting Fees and Expenses	$1,000,000
Printing Expenses	$275,000
Legal Fees and Expenses	$1,000,000
Miscellaneous	$77,772

Total	$2,500,000

The foregoing items, except for the Securities and Exchange Commission registration, NASD filing and Nasdaq National Market listing fees, are estimated. All expenses will be borne by us.

Item 14. Indemnification of Directors and Officers

Delaware General Corporation Law

We are incorporated under the laws of the State of Delaware. Our second amended and restated certificate of incorporation (filed as Exhibit 3.2 to this registration statement) and amended and restated by-laws (filed as Exhibit 3.4 to this registration statement), each of which will be become effective prior to the closing of this offering, provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted under the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

In addition, we have the power to indemnify any person who was or is a party or is threatened to be made a party to, or otherwise involved (including involvement as a witness) in, any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to InnerWorkings or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payment of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Our second amended and restated certificate of incorporation, which will become effective prior to the closing of this offering, includes such a provision. As a result of this provision, InnerWorkings and its stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty to InnerWorkings. This provision does not, however, eliminate a director’s fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws.

Indemnification Agreements

We intend to enter into indemnification agreements, a form of which is attached as Exhibit 10.10, with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law, as amended from time to time. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors or executive officers in investigating or defending any such action, suit or proceeding. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to InnerWorkings (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses that the court shall deem proper).

Underwriting Agreement

The underwriting agreement (filed as Exhibit 1.1 to this registration statement) provides that the underwriters are obligated, under certain circumstances, to provide indemnification to InnerWorkings and its officers, directors and employees for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Directors’ and Officers’ Liability Insurance

InnerWorkings maintains directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies, together with the indemnification agreements, may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or otherwise.

Item 15. Recent Sales of Unregistered Securities

We sold the following Class A common units, Series B convertible preferred units, Series C convertible preferred units and Series D convertible preferred units of InnerWorkings, LLC and Class A common shares and Series E preferred shares of InnerWorkings, Inc. to the following entities and individuals on the dates set forth below. The issuances of these securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering.

Name of Unitholder/Stockholder	Class A Common Units/Shares	Series B Convertible Preferred Units	Series C Convertible Preferred Units		Series D Convertible Preferred Units	Series E Preferred Shares	Date of Purchase	Total Purchase Price
Incorp, LLC	9,500,000	—	—		—	—	1/7/03	(1)
Scott A. Frisoni	300,000	—	—		—	—	2/15/03	(2)
Jim Pouba	100,000	—	—		—	—	2/15/03	(2)
InnerWorkings Series C Investment Partners, LLC	387,000	—	2,580,000	(3)(4)	—	—	(5)	$2,580,000
Incorp, LLC	3,500,000	—	—		—	—	10/1/03	(1)
Orazio Buzza	100,000	—	—		—	—	10/20/03	(2)
Printworks, LLC	100,000	—	—		—	—	11/14/03	(4)
John R. Walter	100,000	—	—		—	—	3/25/04	$80,000
The Soraya Nazarian Annuity Trust 2003 dated 10/01/03	—	—	—		640,000	—	8/19/04	$2,000,000
Incorp, LLC	50,000	—	—		—	—	9/20/04	(6)
Incorp, LLC	175,000	—	—		—	—	1/2/05	(7)
Printworks, LLC	300,000	—	—		320,000	—	2/25/05	$1,000,000
The Soraya Nazarian Annuity Trust 2003 dated 10/01/03	—	—	—		640,000	—	2/25/05	$2,000,000
John R. Walter	200,000	—	—		—	—	5/18/05	$160,000
Entities affiliated with New Enterprise Associates	—	—	—		—	8,134,184	1/3/06	$40,000,000
Printworks Series E, LLC	—	—	—		—	2,033,546	1/3/06	$10,000,000
SNP Corporation Ltd.	254,065	—	—		—	—	4/6/06	$1,250,000

(1)	These units were issued in connection with the sale of Insight World Group, LLC by Incorp, LLC to InnerWorkings, LLC.
(2)	These units were issued to the individuals listed above as partial consideration for their continued employment with InnerWorkings, LLC.
(3)	In June 2005, all of the Series C preferred units were converted on a one-for-one basis into Class A common units in accordance with the terms of the Series C preferred units.
(4)	In November 2003, InnerWorkings, LLC issued 100,000 Class A common units to Printworks as consideration for the business and investment relationship established as a result of Printworks’ investment in 1,000,000 Series C preferred units and 150,000 Class A common units through InnerWorkings Series C Investment Partners, LLC. In February 2005, InnerWorkings, LLC redeemed the 1,000,000 Series C preferred units and 150,000 Class A common units that were held by InnerWorkings Series C Investment Partners for the benefit of Printworks at a price of $1.00 per unit. Concurrently with this redemption, Printworks purchased 320,000 Series D preferred units and 150,000 Class B common units and InnerWorkings, LLC issued 150,000 Class B common units to Printworks in replacement of the 150,000 Class A common units that it previously held through InnerWorkings Series C Investment Partners.
(5)	These units were issued in a series of transactions that began in April 2003 and concluded in January 2004.
(6)	These units were issued to Incorp for the benefit of Nicholas J. Galassi as partial consideration for his continued employment with InnerWorkings, LLC.
(7)	InnerWorkings, LLC issued 50,000 of these units to Incorp for the benefit of Scott A. Frisoni and 125,000 of these units to Incorp for the benefit of Nicholas J. Galassi, in each case, as partial consideration for his continued employment with InnerWorkings, LLC.

Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation.

3.1(a)+	Form of Amendment No. 1 to Amended and Restated Certificate of Incorporation.

3.2+	Form of Second Amended and Restated Certificate of Incorporation.

3.3*	By-Laws.

3.4*	Form of Amended and Restated By-Laws.

4.1+	Specimen Common Stock Certificate.

4.2*	Investor Rights Agreement effective as of January 3, 2006 by and among InnerWorkings, Inc. and certain investors set forth therein.

4.3*	Form of Recapitalization Agreement.

5.1	Opinion of Winston & Strawn LLP.

10.1*	InnerWorkings, LLC 2004 Unit Option Plan.

10.2+	InnerWorkings, Inc. 2006 Stock Incentive Plan.

10.3*	InnerWorkings, Inc. Annual Incentive Plan

10.4*	Employment Agreement dated November 5, 2004 between InnerWorkings, Inc. and Steven Zuccarini, as amended.

10.5*	Employment Agreement dated January 1, 2005 between InnerWorkings, Inc. and Nicholas Galassi, as amended.

10.6*	Employment Agreement dated June 9, 2005 between InnerWorkings, Inc. and Eric Belcher, as amended.

10.7*	Employment Agreement dated January 1, 2005 between InnerWorkings, Inc. and Scott A. Frisoni, as amended.

10.8*	Agreement dated March 25, 2004 for John Walter to Become Chairman of InnerWorkings, LLC’s Board of Directors, as amended.

10.9*	Stock Option Grant Agreement dated October 1, 2005 between InnerWorkings, Inc. and Jack M. Greenberg.

10.10+	Form of Indemnification Agreement.

10.11*	Master Services Agreement dated September 1, 2005 by and between ServiceMaster Consumer Services, L.P. and InnerWorkings, LLC.

10.12*	Office Space Lease dated January 1, 2006 by and between InnerWorkings, Inc. and Incorp, LLC.

10.13*	Office Space Lease dated November 22, 2005 by and between InnerWorkings, Inc. and Echo Global Logistics, LLC.

10.14*	Purchase Agreement dated May 31, 2006 by and among InnerWorkings, Inc., Jerry Freundlich, David Freundlich and Graphography, Ltd.

21.1*	Subsidiaries of InnerWorkings, Inc.

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.
+	Previously filed, but amended or updated version filed herewith.

(b)	Financial Statement Schedules

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of InnerWorkings, LLC

We have audited the consolidated financial statements of InnerWorkings, LLC and Subsidiary as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, and have issued our report thereon dated March 15, 2006. Our audits also included the financial statement schedule listed in Item 16(b) of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Chicago, Illinois

March 15, 2006

The following financial statement schedule is a part of this registration statement and should be read in conjunction with the consolidated financial statements of InnerWorkings:

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charged to Expense	Uncollectible Accounts Write Offs	Balance at End of Period
Fiscal year ended December 31, 2005
Allowance for doubtful accounts	$153,693	$176,392	$(156,246)	$173,839

Fiscal year ended December 31, 2004
Allowance for doubtful accounts	$125,022	$148,616	$(119,945)	$153,693

Fiscal year ended December 31, 2003
Allowance for doubtful accounts	$51,739	$125,022	$(51,739)	$125,022

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 8, 2006.

INNERWORKINGS, INC.

By:	/S/ NICHOLAS J. GALASSI
Nicholas J. Galassi Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven E. Zuccarini	Chief Executive Officer (principal executive officer) and Director	August 8, 2006

/s/ NICHOLAS J. GALASSI Nicholas J. Galassi	Chief Financial Officer (principal accounting and financial officer)	August 8, 2006

* John R. Walter	Chairman of the Board	August 8, 2006

* Jack M. Greenberg	Director	August 8, 2006

* Peter J. Barris	Director	August 8, 2006

* Sharyar Baradaran	Director	August 8, 2006

*By:	/s/ NICHOLAS J. GALASSI
Nicholas J. Galassi, as attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1*	Amended and Restated Certificate of Incorporation.

3.1(a)+	Form of Amendment No. 1 to Amended and Restated Certificate of Incorporation.

3.2+	Form of Second Amended and Restated Certificate of Incorporation.

3.3*	By-Laws.

3.4*	Form of Amended and Restated By-Laws.

4.1+	Specimen Common Stock Certificate.

4.2*	Investor Rights Agreement effective as of January 3, 2006 by and among InnerWorkings, Inc. and certain investors set forth therein.

4.3*	Form of Recapitalization Agreement.

5.1	Opinion of Winston & Strawn LLP.

10.1*	InnerWorkings, LLC 2004 Unit Option Plan.

10.2+	InnerWorkings, Inc. 2006 Stock Incentive Plan.

10.3*	InnerWorkings, Inc. Annual Incentive Plan

10.4*	Employment Agreement dated November 5, 2004 between InnerWorkings, Inc. and Steven Zuccarini, as amended.

10.5*	Employment Agreement dated January 1, 2005 between InnerWorkings, Inc. and Nicholas Galassi, as amended.

10.6*	Employment Agreement dated June 9, 2005 between InnerWorkings, Inc. and Eric Belcher, as amended.

10.7*	Employment Agreement dated January 1, 2005 between InnerWorkings, Inc. and Scott A. Frisoni, as amended.

10.8*	Agreement dated March 25, 2004 for John Walter to Become Chairman of InnerWorkings, LLC’s Board of Directors, as amended.

10.9*	Stock Option Grant Agreement dated October 1, 2005 between InnerWorkings, Inc. and Jack M. Greenberg.

10.10+	Form of Indemnification Agreement.

10.11*	Master Services Agreement dated September 1, 2005 by and between ServiceMaster Consumer Services, L.P. and InnerWorkings, LLC.

10.12*	Office Space Lease dated January 1, 2006 by and between InnerWorkings, Inc. and Incorp, LLC.

10.13*	Office Space Lease dated November 22, 2005 by and between InnerWorkings, Inc. and Echo Global Logistics, LLC.

10.14*	Purchase Agreement dated May 31, 2006 by and among InnerWorkings, Inc., Jerry Freundlich, David Freundlich and Graphography, Ltd.

21.1*	Subsidiaries of InnerWorkings, Inc.

23.1*	Consent of Ernst & Young LLP.

23.2	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.
+	Previously filed, but amended or updated version filed herewith.